EXHIBIT 10.3

BANCO POPULAR NORTH AMERICA

4000 West North Avenue Chicago, Illinois 60639	AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the “Agreement”) is made and entered into as of the 16th day of October, 2003 among QC HOLDINGS, INC., a Kansas corporation (“QC Holdings”), QC FINANCIAL SERVICES, INC., a Missouri corporation, QC FINANCIAL SERVICES OF CALIFORNIA, INC., a California corporation, FINANCIAL SERVICES OF NORTH CAROLINA, INC., a Delaware corporation, CASH TITLE LOANS, INC., a Missouri corporation, TITLE LOANS, INC., a Missouri corporation (collectively, and jointly and severally, referred to hereinafter as “Borrower” and sometimes as “Borrowers”), DON EARLY (referred to hereinafter as the “Guarantor”), and BANCO POPULAR NORTH AMERICA (“Bank”), with reference to the following facts:

RECITALS:

A. Borrower and Bank entered into that certain Loan and Security Agreement (the “Loan Agreement”) dated January 7, 2000, pursuant to which Bank agreed to provide to Borrower two loans: (i) a five (5) year secured term loan in the principal amount of Four Million Dollars ($4,000,000) (“Loan No. 1”); and (ii) a two (2) year secured revolving line of credit in the principal amount not to exceed at any time the sum of Nine Million Dollars ($9,000,000) (“Loan No. 2”).

B. The Loan is guaranteed by Don Early pursuant to a “Guaranty” and also secured by, among other things: (i) a Pledge, Hypothecation and Security Agreement (the “Original Pledge Agreement”) executed and delivered by all of the shareholders of each entity comprising Borrower (collectively, the “Pledgors”) pledging to Bank one hundred percent (100%) of the issued and outstanding shares of each entity comprising Borrower.

C. Borrower and Bank entered into an Amendment to Loan Agreement as of August 31, 2000, pursuant to which Bank agreed to modify the Loan Agreement to provide Borrower with a five (5) year term loan in the principal amount of Four Million One Hundred Thousand Dollars ($4,100,000) (“Loan No. 3”) in order to acquire a chain of eleven payday loan stores in New Mexico.

D. Borrower and Bank entered into a Second Amendment to Loan and Security Agreement pursuant to which Bank agreed to further amend the Loan Agreement as of December 17, 2001 to: (i) modify Loan No. 2 to increase the available aggregate principal amount of Loan No. 2 to an amount not to exceed Thirteen Million Dollars ($13,000,000) until June 17, 2002, at which time Seven Million Dollars ($7,000,000) would be converted to a seven (7) year fully amortized installment loan, with the remaining Six Million Dollars ($6,000,000) in principal under Loan No. 2 to mature on December 31, 2002; (ii) renew a certain letter of credit facility in the principal amount of One Hundred Fifty Thousand Dollars ($150,000) (“Loan No. 4”); (iii) permit the transfer of certain stock pledged under the Original Pledge Agreement; and (iv) permit the creation of certain subsidiaries of one or more Borrowers and the transfer of the ownership of one or more Borrowers to another Borrower.

E. On June 17, 2002, the available principal amount of Loan No. 2 was reduced to Six Million Dollars ($6,000,000) with a loan maturity date of December 31, 2002, and Seven Million Dollars ($7,000,000) of the principal of Loan No. 2 was converted to an installment loan payable over seven (7) years (“Loan No. 5”), and Borrower executed a Term Promissory Note dated June 17, 2002 to evidence Loan No. 5.

F. Effective November 1, 2002, Borrower and Bank entered into an Extension Agreement extending the term of Loan No. 4 through February 1, 2003, and on December 31, 2002 Borrower and Bank entered into an Extension Agreement extending the term of Loan No. 2 through March 1, 2003.

G. Effective January 20, 2003, Borrower and Bank entered into the Third Amendment to the Loan and Security Agreement, pursuant to which (i) the principal amount of Loan No. 2 was increased to an amount not to exceed Fifteen Million Dollars ($15,000,000), except that Borrower is not entitled to borrow in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000) thereunder until Bank has sold a fifty percent (50%) participation in Loan No. 2, (ii) the maturity of Loan No. 2 was extended to October 31, 2004, and (iii) Loan No. 4 was renewed with an expiration date of November 1, 2003. The Bank has not sold a participation in Loan No. 2, so the above described limitation presently applies.

H. Borrower has requested that Bank further amend the Loan Agreement to: (i) modify the amount of Loan No. 2 (the Revolving Line of Credit) to be Ten Million Dollars ($10,000,000); (ii) renew Loan No. 4 (the Letter of Credit Loan) with an expiration date of November 1, 2004; (iii) combine Loan No. 1, Loan No. 3 and Loan No. 5 (the now existing term loans) which currently have an aggregate unpaid principal balance of Eight Million Eight Hundred Sixty Four Thousand Six Hundred Six Dollars ($8,864,606) into one new Loan and re-amortize that Loan over a five year term (such new Loan now defined as “Loan No. 6”); and (iv) provide a new three year term loan in the sum of Seven Million Five Hundred Thousand Dollars ($7,500,000) (“Loan No. 7”) for the purpose of QC Holdings’ redeeming the stock of QC Holdings held by Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. (the “Redeemed Shareholders”).

I. Loan No. 1, Loan No. 2, Loan No. 3, Loan No. 4, Loan No. 5, Loan No. 6, Loan No. 7 and each other loan made pursuant to or under this Agreement is referred to herein as a “Loan” and they are referred to herein collectively as the “Loans”.

J. Bank is willing to so modify and make the Loans only on the conditions that: (i) the payment and performance of the Loan Documents shall continue to be guaranteed by the Guarantor, who is directly related to, and financially interested in, Borrower, and who will receive direct financial benefits from Bank as a result of the making of the Loans, and that the Guarantor shall reaffirm his Amended and Restated Guaranty in form and substance satisfactory to Bank; (ii) all of the Pledgors shall reaffirm the pledge of one hundred percent (100%) of the issued and outstanding shares of each entity comprising Borrower to Bank as collateral security for the Loans; (iii) Borrower shall grant or continue to grant to Bank a security interest in any and all collateral granted hereunder or pursuant hereto, including but not limited to the Collateral as described in Article VII hereof; (iv) the Pledgors and the Redeemed Shareholders shall subordinate or continue to subordinate any and all indebtedness owed to any of them by Borrower, now existing or hereafter acquired, to the Loans upon terms that are satisfactory to Bank; (v) Borrower shall have delivered all of the Loan Documents required by this Agreement, including but not limited to amended and restated notes for each of the Loans, an amendment and restatement of the Original Pledge Agreement, an amendment and restatement of the Guaranty; (vii) Bank shall have entered into a Participation Agreement with other institutions in form and substance satisfactory to Bank; and (viii) the redemption of stock from the Redeemed Shareholders is consummated on terms satisfactory to Bank. Without all of the foregoing conditions being satisfied, Bank is unwilling to make, increase or modify the Loans.

K. Borrower and Guarantor hereby acknowledge and agree that each of the Loan Documents secures, extends to, includes, and is effective with respect to all past, present, and future indebtedness and obligations to Bank by Borrower, as well as any future extensions, renewals, increases, amendments, or modifications thereto.

NOW, THEREFORE, in consideration of Ten Dollars, the modification of the Loan Documents, the foregoing Recitals, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties hereby agree to and do hereby amend and restate the Loan Agreement to read as follows:

ARTICLE IINCORPORATION

1.1 Incorporation . The Recitals set forth above and the Exhibits, if any, attached hereto are true and correct and are incorporated into this Agreement by this reference as if they were fully set forth herein.

ARTICLE II

FEES AND EXPENSES

2.1 Fees. Upon execution of this Agreement, Borrower shall pay to Bank each of the following non-refundable facility fees:

(i)	for Loan No. 2, the sum of One Hundred Thousand Dollars ($100,000);

(ii)	for Loan No. 4, the sum of One Thousand Five Hundred Dollars ($1,500.00);

(iii)	for Loan No. 6, the sum of Eighty Eight Thousand Six Hundred and Forty Six Dollars ($88, 646); and

(iv)	for Loan No. 7, the sum of Seventy Five Thousand Dollars ($75,000).

2.2 Loan Expenses. Borrower shall pay all of Bank’s out-of-pocket costs and expenses incurred in connection with the making, disbursement, and administration of the Loans, as well as any revisions, extensions, renewals, or “workouts” of the Loans, and in the exercise of any of Bank’s rights or remedies under this Agreement (collectively, the “Loan Expenses”). Such costs and expenses include (a) charges for legal fees and expenses of Bank’s counsel (limited to one firm and one local counsel, if any) to (i) represent Bank in any litigation, arbitration, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, arbitration, contest, dispute, suit or proceeding (whether instituted by Bank, Borrower or any other Person) in any way or respect relating to the collateral secured by the Loan Documents, this Agreement, the Loan Documents, or Borrower’s affairs, or (ii) to enforce any rights of Bank against Borrower or any other individual or entity which may be obligated to Bank by virtue of this Agreement or the Loan Documents, including, without limitation, any obligor; (iii) take any action with respect to administration of Borrower’s liabilities to Bank to protect, collect, sell, liquidate or otherwise dispose of the collateral secured by the Loan Documents; and/or (iv) attempt to or enforce any of Bank’s rights or remedies under this Agreement or the Loan Documents, including without limitation, Bank’s rights or remedies with respect to the collateral secured by the Loan Documents and (b) any other reasonable out-of-pocket fees and costs for services. Borrower acknowledges that amounts payable under this Section 2.2 are not included in any loan, facility or commitment fees for the Loans.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce Bank to execute and perform this Agreement, Borrower hereby represents, and warrants to Bank as follows:

3.1 Organization of Borrower. Each entity comprising Borrower is a corporation duly formed and validly existing under the laws of their respective states of incorporation. Each entity comprising Borrower has full and adequate corporate power to carry on and conduct its business as presently conducted.

3.2 Authorization. This Agreement, and any instrument or agreement required in connection with the Loans, are within Borrower’s powers, have been duly authorized, and do not conflict with any organizational papers of the entities comprising Borrower.

3.3 Enforceable Agreement. This Agreement, the Loan Documents and any other documents and instruments required to be executed and delivered by Borrower and/or the Guarantor or the Pledgors in connection with the Loans, when executed and delivered, will constitute the duly authorized, valid and legally binding obligations of the party required to execute the same and will be enforceable strictly in accordance with their respective terms (except to the extent that enforceability may be affected or limited by applicable bankruptcy, insolvency and other similar debtor relief laws affecting the enforcement of creditor’s rights generally); no basis presently exists for (i) any claim against Bank under this Agreement, under the Loan Documents or with respect to the Loans or (ii) to the best of Borrower’s knowledge, any defense of any kind to the enforcement of this Agreement or the Loan Documents.

3.4 Good Standing. In each state in which the entities comprising Borrower do business, they are properly licensed, qualified or registered to do business, in good standing and, where required, in compliance with fictitious name statutes.

3.5 No Violations or Conflicts. The execution, delivery and performance of this Agreement, the Loan Documents and any other documents or instruments to be executed and delivered by Borrower pursuant to this Agreement or in connection with the Loans will not: (i) violate any provisions of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, or (ii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions, or provisions of any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind to which any entity comprising Borrower is a party or by which any entity comprising Borrower may be bound.

3.6 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, an Event of a Default under this Agreement.

3.7 No Lawsuit or Material Adverse Condition. There is no lawsuit, tax claim or other dispute pending or to Borrower’s knowledge threatened against any entity comprising Borrower, which, if lost, would impair Borrower’s financial condition or ability to repay the Loans, except as have been disclosed in writing to Bank in connection with the making of the Loans. In addition, no condition, circumstance, event, agreement, document, instrument, restriction, or proceeding (or threatened to Borrower’s knowledge proceeding or basis therefor) exists which could adversely affect the validity or priority of the liens and security interests granted to Bank under the Loan Documents, which could materially adversely affect the ability of Borrower to perform its obligations under the Loan Documents.

3.8 Collateral. All collateral required under this Agreement is owned by the grantor of the security interest hereunder free of any title defects or any liens or interests of others, except liens of record as reflected in the Uniform Commercial Code searches provided by Borrower to Bank, and those which have been approved by Bank in writing prior to the date of this Agreement.

3.9 Financial Information.

3.9.1 All financial and other information that has been or will be supplied by Borrower to Bank in connection with the Loans, including the most recently provided financial statements of Borrower, are:

3.9.1.1 Sufficiently complete to give Bank accurate knowledge of Borrower’s financial condition;

3.9.1.2 True and correct in all respects, have been prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”), and fairly present the respective financial conditions and results of operations of the entities which are their subjects; and

3.9.1.3 In compliance with all government regulations that apply.

Since the date of the most recently provided financial statements of Borrower there has been no material adverse change in the assets or the financial condition of Borrower.

3.9.2 Guarantor represents and warrants to Bank that all financial and other information that has been or will be supplied by Guarantor to Bank in connection with the Loans, including the most recently provided financial statements of Guarantor, are:

3.9.2.1 Sufficiently complete to give Bank accurate knowledge of Guarantor’s financial condition;

3.9.2.2 True and correct in all respects, have been prepared in accordance with (“GAAP”), and fairly present the financial condition of Guarantor; and

3.9.2.3 In compliance with all government regulations that apply.

Since the date of the most recently provided financial statements of Guarantor there has been no material adverse change in the assets or the financial condition of Guarantor, other than Guarantor has entered into a contract to buy a house and purposes to incur related mortgage indebtedness in the amounts disclosed to Bank.

3.10 No Misstatement or Omission of Material Fact. This Agreement and all financial statements, budgets, schedules, opinions, certificates, confirmations, applications, affidavits, agreements, and other materials submitted to Bank in connection with or in furtherance of this Agreement by or on behalf of Borrower fully and fairly state the matters with which they purport to deal, and neither misstate any material fact nor, in the aggregate, fail to state any material fact necessary to make the statements made not misleading.

3.11 Permits, Franchises and Licenses. All entities comprising Borrower, possess all permits, memberships, franchises, contracts and licenses required under applicable law and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable each respective entity to conduct the business in which it is now engaged.

3.12 No Usury. The Loans are being made to corporate commercial enterprises carried on for the purpose of investment or profit, and not with respect to the ownership or maintenance of real estate occupied by an individual obligor solely as his or her residence; the Loans are exempted transactions under the Truth In Lending Act, 12 U.S.C. § 1601 et seq.

3.13 Taxes. Borrower has filed all tax returns required to be filed and has paid, or made adequate provisions for the payment of, all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property. No tax liens have been filed and no material claims are being asserted with respect to any such taxes. Borrower is not aware of any proposed assessment or adjustment for additional taxes (or any basis for any such assessment) which might be material to Borrower.

3.14 No Tax Avoidance Plan. Borrower’s obtaining of the Loans from Bank under this Agreement does not have as a principal purpose the avoidance of U.S. withholding taxes.

3.15 No Bankruptcy. Borrower does not have any present intention of filing any petition, initiating any proceeding under, or otherwise seeking the protection of the United States Bankruptcy Code or any state law concerning bankruptcy, reorganization, insolvency, moratorium, receivership or creditor’s rights or debtor’s obligations generally, or making an assignment for the benefit of creditors or entering into a composition or similar agreement.

3.16 Other Obligations. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to Bank.

3.17 Location of Borrower. Borrower’s principal place of business is located at 2812 West 47th Street, Kansas City, Kansas 66103.

3.18 No Brokerage Fees. No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loans.

Borrower and the Guarantor, as the case may be, covenant, warrant and agree that the representations and warranties made in this Article III shall be and shall remain true and correct at the time of the closing of the transactions contemplated by this Agreement and shall survive so long as any part of the Loans shall remain outstanding.

ARTICLE IV

THE LOAN

4.1 Agreement to Borrow and Lend. Borrower agrees to borrow from Bank, and Bank agrees to lend to Borrower, an amount not to exceed the amount of the Loans on the terms of and subject to the conditions of this Agreement. However, the amount of advances under Loan No. 2 shall be limited to the lesser of: (i) Ten Million Dollars ($10,000,000.00) and (ii) an amount equal to the sum of (a) one hundred percent (100%) of available cash on hand and (b) eighty percent (80%) of Eligible Consumer Loans. The term “Eligible Consumer Loans” shall mean those outstanding consumer loans made by Borrower which are not then, and have not previously been, in default. Borrower shall provide Bank with a borrowing base certificate in a form acceptable to Bank on a semi-annual basis (which certificate is subject to verification by an outside auditor twice a year if requested by Bank). Such verification shall be in accordance with GAAP, and shall meet Financial Accounting Standards deemed relevant by Bank and such outside auditing firm.

4.2 Conditions Precedent to Disbursement of Loan Proceeds. Bank must be satisfied with or receive the following items, in form and content acceptable to Bank, before it is required to extend any funds to Borrower under this Agreement:

4.2.1 Authorizations. Evidence that the execution, delivery and performance by Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized;

4.2.2 Security Agreements. Signed original security agreements, assignments, and financing statements (together with collateral in which Bank requires a possessory security interest), and mortgages or deeds of trust which Bank requires, including, but not limited to, those documents set forth in Article VI;

4.2.3 Evidence of Priority. Evidence that security interests and liens in favor of Bank are valid, enforceable, and prior to all others’ rights and interests; and

4.2.4 Insurance. Evidence of insurance coverage, as required in Section 5.7 of this Agreement.

4.3 Additional Conditions Precedent to Loan Opening. In addition to the items set forth in Section 4.2 above, the following conditions precedent must be satisfied by Borrower in form and substance satisfactory to Bank in its sole discretion at such time as is specifically set forth below or otherwise before the closing of the transaction contemplated by this Agreement:

4.3.1 No Default. No Event of Default shall have occurred and be continuing under this Agreement or under any of the Loan Documents, and no event, circumstance or condition has occurred or exists which, with the passage of time or the giving of notice, would constitute an Event of Default under this Agreement or under the Loan Documents; and

4.3.2 Borrower’s Attorney’s Opinion. An opinion of Borrower’s counsel in form and substance satisfactory to Bank.

4.3.3 Satisfaction of Conditions Set Forth in Recitals. All of the conditions specified in Recital J of this Agreement shall all have occurred to the satisfaction of Bank.

4.4 Interest. Interest on funds advanced hereunder shall:

4.4.1 Accrue at the interest rate set forth in the respective instruments; and

4.4.2 Be paid by Borrower to Bank (unless deducted from a reserve) as provided for in the respective instruments.

4.5 Maturity Date. The entire principal balance of the Loans and all accrued and unpaid interest thereon shall be due, if not sooner paid, on the maturity dates set forth in the respective Loan Documents.

ARTICLE V

COVENANTS OF BORROWER

Borrower covenants and agrees, so long as funds are due and owing to Bank under this Agreement:

5.1 Financial Information. To provide to Bank the following financial information and statements in form and content acceptable to Bank, and such additional information as requested by Bank from time to time:

5.1.1 Within one hundred twenty (120) days after the end QC Holdings’ fiscal year end for each and every year funds are due and owing to Bank under this Agreement, a certified copy of the annual audited financial statements of QC Holdings, on a consolidated basis, audited by an accounting firm acceptable to Bank;

5.1.2 Within sixty (60) days after the end of each fiscal quarter, a certified copy of the internally prepared quarterly financial statements of QC Holdings on a consolidated basis, with each entity comprising Borrower.

5.1.3 Within one hundred twenty (120) days of each respective calendar year end, a copy of the annual personal financial statements of the Guarantor; and within thirty (30) days of the their due date, a copy of the annual personal federal income tax return of the Guarantor.

5.2 Other Debts. Not to have outstanding or incur any direct or contingent liabilities for borrowed money or capital lease obligations, or become liable for the liabilities of others without Bank’s written consent. All indebtedness for borrowed money or capital lease obligations other than debt owed by Borrower to Bank shall be subordinate to Borrower’s debt to Bank. This does not prohibit:

5.2.1 Acquiring goods, supplies, or merchandise on normal trade credit; and

5.2.2 Endorsing negotiable instruments received in the usual course of business; and

5.2.3 Obtaining surety bonds in the usual course of business; and

5.2.4 Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to Bank and approved by Bank in writing; and

5.2.5 Additional debts and lease obligations for the acquisition of fixed or capital assets, to the extent the acquisition thereof is permitted elsewhere in this Agreement.

5.2.6 Entering into real estate leases in the ordinary course of business of Borrower in connection with the operation of the Borrower’s existing or future stores.

5.3 Capital Expenditures. To limit investment for capital expenditures, mergers, or acquisitions to $5,000,000 per calendar year, unless otherwise approved in writing by Bank.

5.4 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property Borrower now or later owns without the consent of Bank, except:

5.4.1 Mortgages, deeds of trust and security agreements in favor of Bank; and

5.4.2 Liens for taxes not yet due; and

5.4.3 Liens outstanding on the date of this Agreement previously disclosed to Bank and approved by Bank in writing.

5.4.5 Liens to secure indebtedness permitted under Section 5.2.5 incurred to finance capital expenditures, mergers or acquisitions in accordance with Section 5.3.

5.5 Notice to Bank. To promptly notify Bank in writing of:

5.5.1 Any lawsuit over One Hundred Thousand Dollars ($100,000) against Borrower;

5.5.2 Any substantial dispute between Borrower and any government authority;

5.5.3 Any material adverse change in Borrower’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit; and

5.5.4 Any failure to comply with this Agreement.

5.6 Maintenance and Inspection of Books and Records. To maintain adequate books and records and to allow Bank and its agents to inspect Borrower’s properties and examine, audit and make copies of books and records at any reasonable time. If any of Borrower’s properties, books or records are in the possession of a third party, Borrower authorizes that third party to permit Bank or its agents to have access to perform inspections or audits and to respond to Bank’s requests for information concerning such properties, books and records.

5.7 Insurance. To maintain insurance policies with companies, in forms, amounts and coverage satisfactory to Bank, and if requested by Bank, containing waiver of subrogation and secured party clauses in favor of Bank and providing for thirty (30) days’ written notice to Bank in advance of cancellation of said policies for non-payment of premiums or any other reason, with Bank reflected as an additional insured under each such policy.

5.8 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over Borrower’s business.

5.9 Maintenance of Property. To make any repairs, renewals, or replacements to keep Borrower’s properties in good working condition.

5.10 Perfection of Liens. To help Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

5.11 Cooperation. To take any action reasonably requested by Bank to carry out the intent of this Agreement.

5.12 Additional Negative Covenants. Without Bank’s written consent Borrower shall not: (i) engage in any business activities substantially different from Borrower’s present business; (ii) liquidate or dissolve its business; (iii) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company; (iv) sell, lease, transfer or dispose of all or a substantial part of its property, except in the ordinary course of its business; (v) sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so; (vi) grant a security interest in, assign, sell or transfer any of the stock pledged pursuant to the Pledge Agreement or permit, grant or suffer a lien, claim or encumbrance upon any of such collateral; (vii) allow or otherwise permit one or more persons or entities who are not currently owners of the capital stock of QC Holdings or whose stock is not pledged pursuant to the Pledge Agreement to acquire fifty percent (50%) or more of the capital stock of QC Holdings (by value or voting control) or allow or otherwise permit persons who are not currently members of the Board of Directors of QC Holdings to become a majority of the members of such Board of Directors; and (viii) allow the charter of any entity comprising Borrower to be amended, or take or cause to be taken any action which would result in the change of the state of organization of any such entity.

5.13 Hazardous Waste.

5.13.1 Indemnity Regarding Hazardous Substances. Borrower agrees to indemnify and hold Bank harmless from and against all liabilities, claims, actions, foreseeable and unforeseeable consequential damages, costs and expenses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of the Bank’s counsel) or loss directly or indirectly arising out of or resulting from any of the following:

5.13.1.1 Any hazardous substance being present at any time, whether before, during or after any construction, in or around any part of the real property comprising properties owned or leased by any of the entities comprising Borrower (the “Real Property”), or in the soil, groundwater or soil vapor on or under the Real Property, including those incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, or any resulting damages or injuries to the person or property of any third parties or to any natural resources;

5.13.1.2 Any use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about any of the Borrower’s property or operations or property leased to Borrower, whether or not the property has been taken by Bank as collateral.

Upon demand by Bank, Borrower will defend any investigation, action or proceeding alleging the presence of any hazardous substance in any such location, which affects the Real Property or which is brought or commenced against Bank, whether alone or together with Borrower or any other person, all at Borrower’s own cost and by counsel to be approved by Bank in the exercise of its reasonable judgment. In the alternative, Bank may elect to conduct its own defense at the expense of Borrower.

5.13.2 Representation and Warranty Regarding Hazardous Substances. Borrower represents and warrants that to the best of its actual knowledge, no hazardous substance has been disposed of or released or otherwise exists in, on, under or onto the Real Property, except as Borrower has disclosed to the Bank in writing.

5.13.3 Compliance Regarding Hazardous Substances. Borrower has complied, and will comply, with all laws, regulations and ordinances governing or applicable to hazardous substances as well as the recommendations of any qualified environmental engineer or other expert which apply or pertain to the Real Property or the operations of Borrower. Borrower acknowledges that hazardous substances may permanently and materially impair the value and use of the Real Property. If Borrower owns or shall become the legal or beneficial owner of all or any part of the Real Property, Borrower will cause all occupants of the Real Property to comply, with all laws, regulations and ordinances governing or applicable to hazardous substances as well as the recommendations of any qualified environmental engineer or other expert which apply or pertain to the Real Property or the operations of any such occupant of the Real Property.

5.13.4 Notices Regarding Hazardous Substances. Until full repayment of the loan, Borrower will promptly notify Bank if it knows, suspects or believes there may be any hazardous substance in or around the Real Property, or in the soil, groundwater or soil vapor on or under the Real Property, or that Borrower or the Real Property may be subject to any threatened or pending investigation by any governmental agency under any law, regulation or ordinance pertaining to any hazardous substance.

5.13.5 Site Visits, Observations and Testing. Bank and its agents and representatives will have the right at any reasonable time to enter and visit the Real Property and any other place where any property is located for the purposes of observing the Real Property, taking and removing soil or groundwater samples, and conducting tests on any part of the Real Property. Bank is under no duty, however, to visit or observe the Real Property or to conduct tests, and any such acts by Bank will be solely for the purposes of protecting Bank’s security and preserving Bank’s rights under this Agreement. No site visit, observation or testing by Bank will result in a waiver of any default of Borrower or impose any liability on Bank. In no event will any site visit, observation or testing by Bank be a representation that hazardous substances are or are not present in, on or under the Real Property, or that there has been or will be compliance with any law, regulation or ordinance pertaining to hazardous substances or any other applicable governmental law. Neither Borrower nor any other party is entitled to rely on any site visit, observation or testing by Bank. Bank owes no duty of care to protect Borrower or any other party against, or to inform Borrower or any other party of, any hazardous substances or any other adverse condition affecting the Real Property. Bank will not be obligated to disclose to Borrower or any other party any report or findings made as a result of, or in connection with, any site visit, observation or testing by Bank. In each instance, Bank will give Borrower reasonable notice before entering the Real Property or any other place the Bank is permitted to enter under this paragraph. Bank will make reasonable efforts to avoid interfering with Borrower’s use of the Real Property or any other property in exercising any rights provided in this paragraph.

5.13.6 Continuation of Indemnity. Borrower’s obligations to Bank under this Section 5.13, except the obligation to give notices to Bank, will survive termination of this Agreement and repayment of Borrower’s obligations to Bank under this Agreement, and will also survive as unsecured obligations after any acquisition by Bank of the collateral securing this Agreement, including the Real Property or any part of it, by foreclosure or any other means.

5.14 Financial Covenants.

5.14.1 Definitions. The following terms shall have the definitions set forth below:

5.14.1.1 “Adjusted Net Worth” shall mean for Borrower on a consolidated basis the stockholder equity appearing on a balance sheet prepared in accordance with GAAP, plus the principal amount of all Subordinated Loans reduced by the total of all assets of Borrower other than those included in Adjusted Total Assets.

5.14.1.2 “Adjusted Total Assets” shall mean Total Assets reduced by goodwill and similar intangible assets as determined by Bank in its discretion with Bank having the authority to recharacterize Borrower’s assets in its discretion.

5.14.1.3 “Coverage Ratio” shall mean (i) EBITDA less any dividends paid during the applicable fiscal quarter, divided by (ii) the total debt service of Borrower for such fiscal quarter.

5.14.1.4 “Current Ratio” shall mean: (i) current assets determined in accordance with GAAP divided by; (ii) current liabilities determined in accordance with GAAP plus all debt outstanding under any revolving line of credit.

5.14.1.5 “EBITDA” shall mean for Borrower, on a consolidated basis, the sum of (i) net income for such period, (ii) depreciation, amortization, deferred taxes and other non-cash charges incurred during such period, (iii) interest expense incurred during such period, and (iv) income tax expense incurred during such period, all as determined in accordance with GAAP.

5.14.1.6 “Net Worth” shall mean for Borrower, on a consolidated basis, the stockholder equity appearing on a balance sheet prepared in accordance with GAAP.

5.14.1.7 “Subordinated Loans” shall mean any and all loans to any entity compromising Borrower that is subordinated to the Loans by Bank pursuant to a subordination agreement reasonably acceptable to Bank.

5.14.1.8 “Total Assets” shall mean for Borrower, on a consolidated basis, the total of all assets appearing on a balance sheet prepared in accordance with GAAP.

5.14.2 Minimum Adjusted Net Worth. As of the end of each fiscal quarter, Borrower covenants that: (i) it shall maintain, on a consolidated basis, a Minimum Adjusted Net Worth of not less than $20,000,000; and (ii) its Adjusted Net Worth shall exceed 30% of its Adjusted Total Assets.

5.14.3 Leverage Ratio. As of the end of each fiscal quarter, Borrower covenants that it shall maintain, on a consolidated basis, a ratio of no more than 2.0 to 1.0 through December 31, 2003 and 1.75 to 1.0 thereafter for the following: (i) all liabilities as determined in accordance with GAAP minus the principal amount of all Subordinated Loans; to (ii) Adjusted Net Worth.

5.14.4 Current Ratio. As of the end of each calendar quarter, Borrower covenants that it shall maintain, on a consolidated basis, a Current Ratio of not less than 2.0 to 1.0.

5.14.5 Coverage Ratio. As of the end of each calendar quarter, Borrower covenants that it shall maintain, on a consolidated basis, a Coverage Ratio of not less than 1.5 to 1.0.

5.14.6 Debt to Revenue Ratio. Borrower covenants that as of the first day of each month, it shall maintain on a consolidated basis a ratio of less than .45 for the following: (i) all liabilities as determined in accordance with GAAP, minus the sum of the principal amount of all Subordinated Loans; to (ii) four (4) times the gross revenue of Borrower for the immediately preceding three (3) months.

5.14.7 Store Profitability. The number of unprofitable stores (based upon such stores’ most recent year-end financial statements) operated by Borrower which are in operation for more than one year shall not at any time exceed ten percent (10%) of all stores operated by Borrower for more than one year.

ARTICLE VI

LOAN DOCUMENTS

The term “Loan Documents” as used in this Agreement shall mean the following documents and instruments and any and all other agreements (including but not limited to this Agreement), documents, and instruments heretofore, now and/or from time to time hereafter executed by Borrower, the Guarantor and/or the Pledgors, as the case may be, and delivered to Bank in connection with the Loans. As a condition precedent to the closing of the Loans, Borrower agrees that it will furnish the following documents prior to the closing of the Loans, all of which must be satisfactory to Bank and Bank’s counsel in form, substance and execution:

6.1 Revolving Line of Credit Note. In connection with Loan No. 2, an Amended and Restated Revolving Line of Credit Note in the amount of $10,000,000 executed by Borrower and payable to the order of Bank.

6.2 Letter of Credit Note. In connection with Loan No. 4, an Amended and Restated Letter of Credit Note (the “Letter of Credit Note”) in the sum of $150,000 executed by Borrower and payable to order of Bank.

6.3 Term Notes. In connection with Loan No. 6, an Amended and Restated Consolidated Term Promissory Note in the principal amount of $8,864,606 executed by Borrower and payable to the order of Bank; and in connection with Loan No. 7, a Term Note in the sum of $7,500,000 executed by Borrower and payable to the order of Bank.

6.4 Pledge, Hypothecation and Security Agreement. An Amended and Restated Pledge, Hypothecation and Security Agreement (the “Pledge Agreement”) executed and delivered by the Pledgors, pledging to Bank a security interest in all of the issued and outstanding stock of each entity comprising Borrower, together with the original stock certificates representing the ownership of said stock. QC Holdings has granted and may further grant stock options to purchase not more than 10% of its outstanding common stock (after giving effect to the exercise of all outstanding options). No shares issued upon the exercise of such options need be subject to the Pledge Agreement except those issued to original signatories to the Pledge Agreement; however, at no time shall the shares of QC Holdings that are subject to the Pledge Agreement constitute less than 90% of the outstanding shares (by value and voting control) of that company.

6.5 Stock Powers. Stock Powers duly executed in blank by each Pledgor in connection with the Pledge Agreement described in Section 6.4 of this Agreement.

6.6 Subordination Agreements. Amended and Restated Subordination Agreements from the Pledgors and from all of the entities comprising Borrower with respect to any and all indebtedness owed to any of them by any Pledgor or by any entity comprising Borrower, now existing or hereafter incurred. A Subordination Agreement executed by the Redeemed Shareholders.

6.7 Financing Statements. Uniform Commercial Code Financing Statements as required in the judgment of Bank to perfect all security interests granted hereunder or in any of the Loan Documents.

6.8 Corporate Documentation. The following documents and instruments: (i) a Certificate of Good Standing for each entity comprising Borrower dated no earlier than thirty (30) days from the date of this Agreement; (ii) certified resolutions of each entity comprising Borrower authorizing each entity comprising Borrower to enter into the loan transaction contemplated by this Agreement; (iii) a certified copy of the Articles of Incorporation and By-Laws of each entity comprising Borrower; and (iv) an Incumbency Certificate for each entity comprising Borrower.

6.9 Other Loan Documents. Such other documents and instruments as further security for the Loan as Bank may require, including, but not limited to, relevant payoff statements, letter of credit applications, and corporate and partnership certificates and resolutions.

6.10 Delivery by Bank of Previously Executed Notes to Borrower. At the closing or reasonably promptly after the closing, Bank will deliver to QC Holdings all original promissory notes previously executed and delivered by Borrower to Bank in connection with all prior Loans made by Bank to Borrower that are amended and restated with this Agreement.

ARTICLE VII

COLLATERAL—GRANT OF SECURITY INTEREST

7.1 Collateral. To secure the prompt payment to Bank of Borrower’s Liabilities (as hereinafter defined) and the prompt, full and faithful performance by Borrower of all of the provisions to be kept, observed or performed by Borrower under (i) this Agreement and/or the Loan Documents, in addition to the stock pledged pursuant to Section 6.4 of this Agreement, and (ii) any document or instrument relating to any other loan or funds Borrower has obtained from Bank or an affiliate of Bank, Borrower hereby grants to Bank a security interest in and to, and collaterally assigns to Bank, all of Borrower’s property, wherever located, whether now or hereafter existing, owned, licensed, leased (to the extent of its ownership interest therein), arising and/or acquired, including without limitation all of Borrower’s: goods, chattels and intangibles now owned or hereafter acquired, including, without limitation, all present and future accounts receivable, all negotiable instruments, all inventory now owned or hereafter acquired, chattel paper, general tangibles, all office furniture and fixtures, office machines, all equipment now owned or hereafter acquired, including data processing, computer and telecommunication systems, all bullet resistant partitions, bullet resistant windows and frames, cage structure, protective steel paneling on all walls and ceilings, all electric sensors on all doors, walls and ceilings, all electric signs, baked enamel signs, lighting and electrical assemblies and fixtures, counters, cage doors, safes, adding machines, calculators, check-writing protectors and check writing signers, facsimile machines, photocopying machines, regiscopes, all air conditioning and heating units, desks and chairs, cash drawers and change and money holders, and money counting machines, all other tangible property now owned or hereafter acquired, and all proceeds of the foregoing collateral, all other goods, machinery, equipment, tools and dies, accounts receivable, general intangibles, fixtures, leases, deposits, customer’s lists, routes, patents and patent applications, trade marks and trade names, franchises, licenses, insurance policies, return insurance premiums, inventory, raw materials, work in process, finished goods, products of goods, returned and repossessed goods, documents, instruments and chattel paper now owned or hereafter acquired by Borrower, by way of addition, accession, substitution, renewal or replacement and the proceeds of any sale, exchange, collection or other disposition of all inventory, raw materials, work in process, finished goods, returned and repossessed goods, accounts receivable contract rights and chattel paper (herein collectively called the “Collateral”), and all proceeds and products of the Collateral of every kind and description, including insurance proceeds. In addition to all the other Collateral created hereunder and thereunder, Borrower and each entity comprising or included in Borrower hereby grants to Bank a security interest in each and every deposit account maintained by it with Bank, and each and every such deposit account shall be deemed part of the Collateral. Notwithstanding the foregoing, it is the intention of this Section 7.1 that the term “Collateral” shall include but not be limited to all of the following categories of assets owned by Borrower, as such terms are defined in Article Nine of the Uniform Commercial Code as adopted in the state of Illinois: Accounts, Chattel Paper, Inventory, Equipment, Instruments, Investment Property, Documents, Deposit Accounts, Letter of Credit Rights, General Intangibles, and to the extent not set forth above as original collateral, the proceeds and products of the foregoing.

7.2 Delivery of Documents. Borrower shall execute and deliver to Bank, at the request of Bank, all agreements, instruments and documents that Bank reasonably may request, in form and substance acceptable to Bank, to perfect and maintain perfected Bank’s security interest in the Collateral and to consummate the transactions contemplated in or by this Agreement and the Loan Documents. Borrower agrees that a carbon, photographic or photostatic copy, or other reproduction, of this Agreement or of any financing statement, shall be sufficient as a financing statement.

7.3 Audit Right. Bank shall have the right, at any time during Borrower’s usual business hours, on an annual basis, to conduct a field collateral audit at Bank’s expense which shall consist of inspecting the Collateral and all related records (and the premises upon which it is located), and to verify the amount and condition or any other matter relating to the Collateral.

7.4 Warranties, Representations and Covenants with Respect to Collateral. Borrower warrants and represents to and covenants with Bank that: (a) Bank’s security interest in the Collateral is now and at all times hereafter shall be perfected and have a first priority, subject to encumbrances permitted by this Agreement; (b) Borrower shall at all times remain the sole owner of the Collateral (other than the Leased Collateral) except to the extent the Collateral is transferred in the ordinary course of the business of Borrower. Borrower, by written notice delivered to Bank on a quarterly basis, shall advise Bank of Borrower’s offices and places of business. Borrower shall notify Bank at least thirty (30) days prior thereto of any proposed change of the state of organization of any of the entities which constitute Borrower.

7.5 Receipt of Proceeds of Collateral. Upon an Event of Default, at the request of Bank, Borrower shall receive, as the sole and exclusive property of Bank and as trustee for Bank, all monies, checks, notes, drafts and all other payment for and/or proceeds of Collateral which come into the possession or under the control of Borrower and immediately upon receipt thereof, Borrower shall remit the same (or cause the same to be remitted), in kind, to Bank or at Bank’s direction.

7.6 Borrower’s Liabilities. Upon the occurrence of an Event of Default, Bank may take control of the Collateral and/or the proceeds thereof in any manner, and may endorse Borrower’s name to any of the items of payment or proceeds described in Section 7.5 above or anywhere else in this Agreement and, pursuant to the provisions of this Agreement, Bank shall apply the same to and on account of all obligations and liabilities of Borrower to Bank (including without limitation all debts, claims, and indebtedness) whether primary, secondary, direct, contingent, as a guarantor, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under this Agreement, the Loan Documents, any document or instrument relating to any other loan or funds Borrower has obtained from Bank or an affiliate of Bank, or operation of law or otherwise (the “Borrower’s Liabilities”).

7.7 No Obligation of Bank. Bank, at its option, may at any time or times hereafter, but shall be under no obligation to, pay, acquire and/or accept an assignment of any security interest, lien, encumbrance or claim asserted by any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof) (hereinafter referred to as a “Person”) against the Collateral.

7.8 Application of Collateral. Regardless of the adequacy of any Collateral securing Borrower’s Liabilities hereunder, any deposits or other sums at any time credited by or payable or due from Bank to Borrower, or any monies, cash, cash equivalents, securities, instruments, documents or other assets of Borrower in possession or control of Bank or its bailee for any purpose may, upon an Event of Default, be reduced to cash and applied by Bank to or set off by Bank against Borrower’s Liabilities and Borrower hereby grants to Bank a security interest therein.

7.9 Lock Box or Cash Collateral Account. Upon an Event of Default hereunder, Borrower shall upon demand by Bank instruct any Person who is and/or may become obligated to Borrower to make payments directly to a lock box or cash collateral account maintained by Bank in Borrower’s name. All such collections shall be Bank’s property to be applied against Borrower’s Liabilities, at Bank’s option, and not Borrower’s property. Bank is authorized to and may endorse Borrower’s name to any of the items of payment or proceeds described herein.

7.10 Appointment of Bank as Agent-in-Fact, Perfection. Borrower hereby irrevocably appoints Bank as Borrower’s true and lawful attorney and agent-in-fact to endorse Borrower’s name to such financing statements, notifications and other documents and communications required to maintain perfection of the security interests created under this Agreement. Borrower hereby authorizes Bank to file any and all UCC financing statements, amendments and continuation statements and to take any other action Bank deems necessary or desirable to perfect and continue the perfection of Bank’s liens under or in connection with this Agreement or any other Loan Documents.

7.11 Redemption of Stock with Life Insurance Proceeds. Notwithstanding any other provision of this Agreement or the other Loan Documents to the contrary, so long as there is no Event of Default hereunder or under the Loan Documents, Borrower may use up to 100% of the net proceeds of any life insurance policies on Don Early, Gregory L. Smith or any other key officer, employee or director or any Borrower now or hereafter existing (but no funds in excess of such net proceeds) to redeem shares of common stock of QC Holdings from the estate or heirs of the insured officer, director or employee, and Bank shall release its lien on the redeemed shares and on such net proceeds so used and shall have no claims to the redemption price paid therefor hereunder or under any of the other Loan Documents.

ARTICLE VIII

MISCELLANEOUS PROVISIONS CONCERNING LETTERS OF CREDIT

8.1 Reimbursement. Any drawing under any Letter of Credit shall be deemed an advance on the Letter of Credit Note and shall be reimbursed and paid to Bank immediately upon demand therefor. Such reimbursement obligation of Borrower in respect of each Letter of Credit shall be unconditional and absolute notwithstanding, and neither Bank nor any of its correspondents shall have any liability by reason of (i) any draft, certificate, or other document presented under or in connection with such Letter of Credit, including any instrument purporting to transfer or assign such Letter of Credit or any right thereunder, proving to be forged, fraudulent, inaccurate or invalid in any respect; (ii) the existence of any claim, set-off or other rights which Borrower may have at any time against the beneficiary or any other person or entity; (iii) the failure of any drawing to conform to the terms of such Letter of Credit (provided that Bank shall have acted in good faith and shall not have engaged in willful misconduct in connection therewith) or the misapplication of the proceeds thereof by the beneficiary or any other person or entity, or (iv) any other act, omission or circumstance that would, but for the provisions of this paragraph (b) constitute a legal or equitable discharge of any obligation of Borrower hereunder.

8.2 Covenant Concerning Letters of Credit. Borrower agrees to protect, indemnify and hold harmless Bank and its correspondents from and against all claims, actions, suits and other proceedings and all losses, damages and costs (including fees and expenses of counsel) which Bank or any of its correspondents may suffer or incur by reason of the issuance of any Letter of Credit or any act or omission in respect of any Letter of Credit, except to the extent resulting from the bad faith or willful misconduct of the party seeking indemnification.

8.3 Events of Default. If an Event of Default occurs and is continuing Borrower will, on demand by Bank, pay to Bank in cash an amount equal to the maximum amount that may at any time thereafter be drawn under all Letters of Credit, to be held by Bank in such manner as Bank may determine and applied to Borrower’s obligations thereunder (with any excess to be returned to Borrower or applied against any other of Borrower’s Liabilities, at the discretion of Bank) upon expiration of all Letters of Credit and reimbursement in full of all amounts drawn thereunder.

ARTICLE IX

FURTHER AGREEMENTS OF BORROWER

9.1 Funding of Loans. Borrower agrees that all conditions precedent to the initial funding of the Loans shall be complied with. If all of the conditions precedent to the initial funding of the Loans shall not have been performed, Bank may, at its option at any time thereafter and prior to the funding of the Loans, terminate this Agreement and all of its obligations hereunder. In the event of such termination, Borrower shall pay all Loan Expenses which have accrued or been charged as of the funding of the Loans.

9.2 Renewal of Insurance. Borrower agrees to pay all premiums on all insurance policies required under this Agreement and when any policies of insurance may expire, furnish to Bank, premiums prepaid, replacement or renewal insurance policies in companies, coverage and amounts satisfactory to Bank, in accordance with the terms hereof

ARTICLE X

ASSIGNMENTS AND SALE

10.1 Bank’s Right to Assign. Bank may assign, negotiate, grant participations in pledge or otherwise hypothecate this Agreement or any of its rights and security hereunder, including the notes evidencing the Loans and the other Loan Documents to any bank, participant or financial institution, and in case of such assignment, Borrower will accord full recognition thereto and agree that all rights and remedies of Bank in connection with the interest so assigned shall be enforceable against Borrower by such bank, participant or financial institution with the same force and effect and to the same extent as the same would have been enforceable by Bank but for such assignment. Any assignment or other transfer of this Agreement or of any Bank’s rights hereunder shall not relieve Bank of its obligations to Borrower under this Agreement. No assignment, participation or other transfer of Bank’s interest in this Agreement permitted by this Section 10.1 shall obligate Borrower under any other provisions of this Agreement or the other Loan Documents for the Loan Expenses of more than one lead lender and its counsel and advisors. If more than one lender has an interest in any of the rights or interest of Bank hereunder, all such lenders (or participants) shall designate one lender and its law firm (and one local counsel, if any) to represent the interests of the Bank hereunder.

ARTICLE XI

EVENTS OF DEFAULT

11.1 The occurrence of any one or more of the following events shall constitute a default (an “Event of Default”), and any Event of Default which may occur hereunder shall constitute an Event of Default under each of the other Loan Documents:

11.1.1 If Borrower fails to pay any of Borrower’s obligations under the Loan Documents within five (5) days of the date when due;

11.1.2 If Borrower fails or neglects to perform, keep or observe any non-monetary term, provision, condition, covenant, warranty or representation contained in this Agreement, in the Loan Documents, or in any other agreement Borrower has with Bank or any affiliate of Bank, which is required to be performed, kept or observed by Borrower; or if any warranty or representation made by Borrower herein shall not be true; provided, however, Borrower shall have a period of thirty (30) days after written notice of said failure of performance or observance or of truthfulness to cure the same;

11.1.3 If the stock pledged under the Pledge, or any other of Borrower’s assets are attached, seized, subjected to a writ of distress warrant, or are levied upon, or become subject to any lien, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors, but with respect to any stock of QC Holdings pledged to Bank which is subjected to such attachment, seizure or levy, Borrower shall have a thirty (30) day period after learning of such attachment, seizure or levy within which to obtain a release thereof before that will constitute an Event of Default;

11.1.4 If any entity comprising Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay debts as they become due, if a petition under title 11, United States Code or any similar law or regulation shall be filed by or against any entity comprising Borrower or if any entity comprising Borrower shall make an assignment for the benefit of its creditors or if any cause or proceeding is filed by or against any entity comprising Borrower for its dissolution or liquidation, or if any entity comprising Borrower is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs;

11.1.5 If a notice of lien, levy or assessment in excess of $100,000 is filed of record or given to Borrower with respect to all or any of Borrower’s assets by any federal, state or local department or agency and such lien, levy or assessment is not cured to the satisfaction of Bank within thirty (30) days of the date of such notice, provided, however, Borrower may, in good faith and with due diligence, contest the same or the validity thereof by appropriate legal proceedings; provided that, pending any such legal proceedings, Borrower shall give Bank such evidence of collateral security for the lien, levy or assessment as may be reasonably satisfactory to Bank to insure payment of the amount of the lien or the like and all interest and penalties with respect to a judgment thereon;

11.1.6 If a contribution failure occurs with respect to any pension plan maintained by Borrower or any corporation, trades or business that is, along with Borrower, a member of a controlled group of corporations or controlled group of tracks or businesses (as described in Section 414(b) and (c) of the Internal Revenue Code of 1986, as amended, or Section 4001, of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) sufficient to give rise to a lien under Section 302(f) of ERISA;

11.1.7 If Borrower is in default in the payment of any obligations, indebtedness or other liabilities to any third parties in excess of $100,000 and such event of default is declared and is not cured within thirty (30) days, provided, however, Borrower may, in good faith and with due diligence, contest the same or the validity thereof by appropriate legal proceedings; provided that, pending any such legal proceedings, Borrower shall give Bank such evidence of collateral security for the disputed obligation as may be reasonably satisfactory to Bank to insure payment and all interest and penalties with respect to a judgment thereon;

11.1.8 The appointment of a conservator for all or any portion of Borrower’s assets;

11.1.9 The occurrence of a default or Event of Default under any agreement, instrument and/or document executed and delivered by any Person or entity to Bank pursuant to which such Person or entity has guaranteed to Bank the payment or collection of any of Borrower’s Liabilities and/or has granted to Bank a security interest or lien in and to some or all of such person’s or entity’s real and/or personal property to secure the payment of Borrower’s obligations under the Loan Documents, unless Borrower shall give Bank such additional collateral security as may be reasonably satisfactory to Bank to insure payment of the Loans; however, with respect to agreements other than Loan Documents, Borrower shall have a period of thirty (30) days from learning of such default or Event of Default, less any cure period provided within such agreement, within which to cure same;

11.1.10 Any Event of Default occurs under any agreement in connection with any funds Borrower has obtained in the amount of One Hundred Thousand Dollars ($100,000) or more in the aggregate; provided, however, Borrower may, in good faith and with due diligence, contest the same or the validity thereof by appropriate legal proceedings; provided that, pending any such legal proceedings, Borrower shall give Bank such evidence of collateral security for the disputed obligation as may be reasonably satisfactory to Bank to insure payment and all interest and penalties with respect to a judgment thereon.

11.1.11 The existence of any collusion, fraud, dishonesty or bad faith by or with the acquiescence of Borrower which in any way relates to or affects the Loans; or

11.1.12 If any entity comprising Borrower be dissolved, terminated or merged out of existence.

11.2 All of Bank’s rights and remedies under this Agreement and the Loan Documents are cumulative and nonexclusive.

11.3 Upon an Event of Default, without notice by Bank to or demand by Bank of Borrower, Bank shall have no further obligation to and may then forthwith cease advancing monies or extending credit to or for the benefit of Borrower under this Agreement and the Loan Documents. Upon an Event of Default, without notice by Bank to or demand by Bank of Borrower, Borrower’s liabilities to Bank shall be due and payable, forthwith.

11.4 Upon an Event of Default, Bank, in its sole and absolute discretion, may exercise any one or more of the rights and remedies accruing to a secured party under the Uniform Commercial Code of the relevant state and any other applicable law upon default by a debtor.

11.5 Borrower recognizes that in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement or the Loan Documents, no remedy of law will provide adequate relief to Bank, and agrees that Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

11.6 Any notice required to be given by Bank of a sale, lease, other disposition of the collateral secured by the Loan Documents or any other intended action by Bank, deposited in the United States mail by certified or registered mail, postage prepaid and duly addressed to Borrower at the address specified in this Agreement or sent by facsimile to Borrower’s facsimile number specified in this Agreement not less than five (5) days prior to such proposed action, shall constitute commercially reasonable and fair notice to Borrower thereof.

11.7 Upon an Event of Default, Borrower agrees that Bank may, if Bank deems it reasonable, postpone or adjourn any such sale of the collateral secured by the Loan Documents from time to time by an announcement at the time and place of sale or by announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale. Borrower agrees that Bank has no obligation to preserve rights against prior parties to the collateral secured by the Loan Documents. Further, to the extent permitted by law, Borrower waives and releases any cause of action and claim against Bank as a result of Bank’s possession, collection or sale of such collateral, any liability or penalty for failure of Bank to comply with any requirement imposed on Bank relating to notice of sale, holding of sale or reporting of sale of such collateral, and any right of redemption from such sale.

11.8 No failure by Bank to exercise, or delay by Bank in exercising, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement and in the Loan Documents are cumulative and not exclusive of each other or of any right or remedy provided by law or equity. No notice to or demand on Borrower in any case shall, in itself, entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Bank to any other or further action in any circumstances without notice or demand.

11.9 From and after the date of any Event of Default until the date on which such Event of Default is cured, interest on funds outstanding hereunder shall accrue at the rate otherwise due plus four percent (4%) (the “Default Rate”) and be payable on demand. The failure of Bank to charge interest at the Default Rate shall not be evidence of the absence of a Event of Default or waiver of an Event of Default by Bank.

ARTICLE XII

MISCELLANEOUS

12.1 Time is of the Essence. Borrower agrees that time is of the essence in all of their covenants under this Agreement.

12.2 Joint and Several Liability. All obligations of Borrower under this Agreement shall be joint and several and may be fully enforced against any of them in legal proceedings without any requirement that all other parties be joined as a party defendant in those proceedings.

12.3 Prior Agreements. This Agreement and the other Loan Documents, and any other documents or instruments executed pursuant thereto or contemplated thereby, shall represent the entire, integrated agreement between the parties hereto, and shall supersede all prior negotiations, representations, or agreements pertaining thereto, either oral or written. This Agreement and any provision hereof shall not be modified, amended, waived or discharged in any manner other than by a written amendment executed by all parties to this Agreement.

12.4 Indemnification. To the fullest extent permitted by law, Borrower hereby agrees to protect, indemnify, defend and save harmless, Bank and its directors, officers, agents or employees from and against any and all liability, expense or damage of any kind or nature and from any suits, claims, or demands, including legal fees and expenses on account of any matter or thing or action or failure to act by Bank, whether in suit or not, arising out of this Agreement or in connection herewith unless such suit, claim or damage is caused solely by any act or omission constituting gross negligence or willful malfeasance of Bank, its directors, officers, agents and authorized employees. This indemnity is not intended to excuse Bank from performing hereunder. This obligation on the part of Borrower shall survive the closing of the Loans, the repayment thereof and any cancellation of this Agreement. Borrower shall pay, and hold Bank harmless from, any and all claims of any brokers, finders or agents claiming a right to any fees in connection with arranging the financing contemplated hereby. Bank hereby represents that it has not employed a broker or other finder in connection with the Loans. Borrower represents and warrants that no brokerage commissions or finder’s fees are to be paid in connection with the Loans.

12.5 Captions. The captions and headings of various Articles and Sections of this Agreement and Exhibits, if any, pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

12.6 Inconsistent Terms and Partial Invalidity. In the event of any inconsistency among the terms hereof (including incorporated terms), or between such terms and the terms of any other Loan Document, the terms of this Agreement shall govern and prevail. If any provision of this Agreement, or any paragraph, sentence, clause, phrase, or word, or the application thereof, in any circumstances, is adjudicated by a court of competent jurisdiction to be invalid, the validity of the remainder of this Agreement shall be construed as if such invalid part were never included herein.

12.7 Gender and Number. Any word herein which is expressed in the masculine or neuter gender shall be deemed to include the masculine, feminine and neuter genders. Any word herein which is expressed in the singular or plural number shall be deemed, whenever appropriate in the context, to include the singular and the plural.

12.8 Notices. Except as otherwise provided in this Agreement, any and all notices, consents, waivers, directions, requests or other instruments or communications provided for under this Agreement and the Loan Documents shall be in writing, signed by the party giving the same, and shall be deemed properly given only if delivered in person, if sent by facsimile, or if sent by registered or certified U.S. Mail, postage prepaid, or express courier, freight charges paid, and addressed as follows:

If to Bank:	Banco Popular North America
4000 West North Avenue
Chicago, Illinois 60631
Attn: Mr. Geoff Rosean
(773) 292-4774 (fax)

With a Copy to:	Arnstein & Lehr
120 S. Riverside Plaza
Suite 1200
Chicago, Illinois 60606
Attn: Bruce H. Balonick
(312) 876-0288 (fax)

If to Borrower:	QC Holdings, Inc.
2812 West 47th Avenue
Kansas City, Kansas 66103
Attn: Mr. Don Early
(913) 439-1170 (fax)

With a Copy to:	Gilmore & Bell, P.C.
2405 Grand Boulevard, Suite 1100
Kansas City, Missouri 64108
Attn: Richard M. Wright, Jr.
(816) 221-1018 (fax)

If to Guarantor:	Mr. Don Early
c/o QC Holdings, Inc.
2812 West 47th Avenue
Kansas City, Kansas 66103
(913) 439-1170 (fax)

With a Copy to:	Gilmore & Bell, P.C.
2405 Grand Boulevard, Suite 1100
Kansas City, Missouri 64108
Attn: Richard M. Wright, Jr.
(816) 221-1018 (fax)

or to any other address, as to any of the parties hereto, as such party shall designate in a written notice to the other parties hereto. All notices sent pursuant to the terms of this Section 12.8 shall be deemed received (i) if sent by facsimile or personally delivered, then if the Bank is open for business on that day (a “Business Day”) on the day of faxing or delivery, or if Bank is not open for business on that day on the first Business Day thereafter, (ii) if sent by overnight express carrier, on the next Business Day immediately following the day sent, or (iii) if sent by registered or certified mail, on the earlier of the second (2nd) Business Day following the day sent or when actually received.

12.9 Effect of Agreement. The submission of this Agreement and the Loan Documents to Borrower for examination does not constitute a commitment or an offer by Bank to make a commitment to lend money to Borrower; this Agreement shall become effective only upon execution and delivery hereof by Bank to Borrower.

12.10 GAAP. Except as otherwise stated in this Agreement, all financial information provided to Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

12.11 Illinois Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS OF THE STATE OF ILLINOIS.

12.12 Successors and Assigns. This Agreement is binding on Borrower’s and Bank’s successors and assignees. Borrower agrees that it may not assign this Agreement without Bank’s prior written consent.

12.13 Administration Costs. Borrower will pay Bank for all reasonable Loan Expenses incurred by Bank in connection with administering this Agreement.

12.14 Waivers.

12.14.1 Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Bank on account of Borrower’s liabilities to Bank and Borrower agrees that Bank shall have the continuing exclusive right to apply and reapply any and all such payments in such manner as Bank may deem advisable, notwithstanding any entry by Bank upon any of its books and records.

12.14.2 Bank’s failure to require strict performance by Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Bank of an Event of Default by Borrower under this Agreement or the Loan Documents shall not suspend, waive or affect any other Event of Default by Borrower under this Agreement or the Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or the Loan Documents and no Event of Default by Borrower under this Agreement or the Loan Documents shall be deemed to have been suspended or waived by Bank unless such suspension or waiver is by an instrument in writing signed by an officer of Bank and directed to Borrower specifying such suspension or waiver.

12.14.3 Except as otherwise specifically provided in this Agreement, Borrower waives any and all notice or demand which Borrower might be entitled to receive by virtue of any applicable statute of law, and waives presentment, demand and protest and notice of presentment, protest, default, dishonor, nonpayment, maturity, release, compromise, settlement, extension or renewal of any and all agreements, instruments or documents at any time held by Bank on which Borrower may in any way be liable.

12.15 Use of the Term “Borrower”. The term “Borrower” as used in this Agreement includes the corporations named herein as Borrower and, if more than one Borrower is listed above, each Borrower individually and all of them collectively and (a) any successor corporation to which all or substantially all of the business or assets of said Borrower shall have been transferred, and (b) in the case of a corporate Borrower, any other corporation into or with which Borrower shall have been merged, consolidated, reorganized or absorbed. For example, an Event of Default with respect to any one party included within the term “Borrower” is an Event of Default of Borrower; and, when Borrower agrees to jurisdiction in a particular locale, each and every party comprising Borrower so agrees.

12.16 Consent to Exclusive Jurisdiction. To induce Bank to accept this Agreement, all parties hereto irrevocably agree that, unless Bank in its sole and absolute election, consents otherwise ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT AND/OR THE LOAN DOCUMENTS WILL BE LITIGATED IN COURTS HAVING SITUS IN CHICAGO, ILLINOIS. EACH PARTY HERETO HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY COURT LOCATED WITHIN CHICAGO, ILLINOIS, WAIVES PERSONAL SERVICE OF PROCESS, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, DIRECTED TO SUCH PARTY AT THE ADDRESS STATED IN THE NOTICE SECTION OF THIS AGREEMENT AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED ON THE SECOND BUSINESS DAY AFTER BEING DEPOSITED IN THE UNITED STATES MAIL.

12.17 Waiver of Jury Trial. EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS AGREEMENT OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. BORROWER AND THE GUARANTOR AGREE THAT THEY WILL NOT ASSERT ANY CLAIM AGAINST BANK OR ANY OTHER PERSON INDEMNIFIED UNDER THIS AGREEMENT ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES.

12.18 Reference to Agreement. This Agreement may also be referred to as the “Fourth Amendment to Loan and Security Agreement”.

[EXECUTIONS ARE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have caused these presents to be executed the day and year first above written.

BORROWER:

QC HOLDINGS, INC., a Kansas corporation		QC FINANCIAL SERVICES, INC. a Missouri corporation

By:	/s/ DON EARLY	By:	/s/ DON EARLY
Title:	President	Title:	President

QC FINANCIAL SERVICES OF CALIFORNIA, INC., a California corporation		FINANCIAL SERVICES OF NORTH CAROLINA, INC., a Delaware corporation

By:	/s/ DON EARLY	By:	/s/ DON EARLY
Title:	President	Title:	President

CASH TITLE LOANS, INC. a Missouri corporation		TITLE LOANS, INC., a Missouri corporation

By:	/s/ DON EARLY	By:	/s/ DON EARLY
Title:	President	Title:	President

GUARANTOR:

/s/ DON EARLY
DON EARLY

BANK:

BANCO POPULAR NORTH AMERICA

		By:	/s/ D.S. RYAN
		Title:	Vice President